Exhibit 99

Sealed Air Corporation Park 80 East Saddle Brook, NJ 07663-5291

for release: October 27, 2004	Contact:	Eric D. Burrell 201-791-7600

SEALED AIR REPORTS THIRD QUARTER 2004 RESULTS

Record Sales Driven by Strength in Protective Packaging

Announces Planned Redemption of Senior Notes

SADDLE BROOK, N.J., Wednesday, October 27, 2004 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.69 for the third quarter of 2004.  Diluted earnings per common share were $0.41 in the third quarter of 2003.  The prior year quarter included a $0.27 per common share charge related to the redemption of the Company’s Series A convertible preferred stock.  Sealed Air’s net sales for the quarter increased 4% to $944.2 million, compared with $908.7 million in 2003.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We achieved record sales this quarter as our protective packaging segment experienced solid unit volume growth and improved operating profits in the face of higher raw material costs.  Our global reach helped strengthen our performance, as Company-wide unit volumes outside the U.S. grew 6% during the quarter.  As expected, our North American food packaging business continues to be affected by weakness in the U.S. beef market.  However, our ability to package multiple sources of protein on a global basis helped to lessen the overall impact on our business.  We are also encouraged by the recent announcement on the planned resumption of U.S. beef imports to Japan from cattle 20 months of age or younger.

“As we stated earlier in the year, we remain focused on our operating principles of optimizing cash flow and maintaining tight control on expenses.  Our cash flow remains strong, and we repurchased approximately $27 million of our common stock during the quarter, for a total of $86 million in stock repurchases year to date.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“We plan to take a number of actions in the coming months to complement our long-term growth programs and financial goals.  First, we are moving forward with a variety of profit improvement initiatives that we expect will result in restructuring charges ranging from $10 to $15 million in the fourth quarter, equaling an expected net after-tax charge to earnings in the range of $0.07 to $0.10 per share.  Our goal is to better align business processes to increase our productivity and efficiency in meeting the needs of our customers.  We anticipate that we will realize a portion of the savings related to these actions starting next year, and annual savings will range from $15 to $20 million.  Second, our recent supply chain initiatives are expected to further improve our purchasing and logistics costs starting in 2005.  Third, we are planning to use our growing cash position to redeem our remaining $177.5 million of 8.75% senior notes during the fourth quarter of this year, which will reduce interest expense and improve cash flow to provide future value to shareholders.  These actions will serve to further strengthen Sealed Air’s operating performance and to increase our financial flexibility as we pursue our long-term growth objectives.”

Financial Highlights for the Third Quarter

•                  Net sales increased 4% to $944.2 million compared with $908.7 million for the third quarter of 2003.  The increase in net sales was primarily due to the $26.7 million favorable effect of foreign currency translation.  Excluding the positive effect of foreign currency translation, net sales would have increased 1%.

•                  Gross profit was $285.4 million, or 30.2% of net sales, compared with $288.9 million, or 31.8% of net sales, for the third quarter of 2003.  The decline in gross profit was due to petrochemical-related raw material cost increases and an unfavorable shift in product price/mix in the food packaging segment.

•                  Marketing, administrative and development expenses increased to $152.7 million, or 16.2% of net sales, compared with $144.7 million, or 15.9% of net sales, for the third quarter of 2003.  The increase in these expenses was due to ongoing expenses associated with the upgrade of the Company’s information technology platform and the effect of foreign currency translation.

•                  Operating profit was $132.7 million, or 14.1% of net sales, compared with $144.2 million, or 15.9% of net sales, in the third quarter of 2003, reflecting both the reduction in gross profit margin and the increase in marketing, administrative and development expenses.

•                  Interest expense declined to $39.0 million compared with $43.4 million in the third quarter of 2003 primarily due to the repurchase of $172.5 million face amount of senior notes during the fourth quarter of 2003.

•                  The Company’s effective tax rate was 34.2% compared with 36.4% in the third quarter of 2003.  The decrease in the effective tax rate was primarily due to improved tax efficiencies resulting from reorganization of certain of the Company’s international subsidiaries.

•                  The Company’s capital expenditures for the nine months ended September 30, 2004 were $77.2 million.  The Company now expects that capital expenditures for the full year will be approximately $100 million, which is below the previously guided range of $125 to $150 million.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the third quarter increased 1% to $583.3 million compared with $577.6 million last year.  Strength in Latin America and Asia Pacific unit volumes were offset by weakness in North America.  This weakness was primarily due to continuing import restrictions on U.S. beef products and weaker domestic demand.

Excluding the $17.9 million positive effect of foreign currency translation, net sales would have decreased 2%.  Operating profit for the third quarter was $78.4 million, or 13.4% of net sales, compared with $94.7 million, or 16.4% of net sales, in 2003.  The decline in operating profit resulted from an unfavorable product price/mix shift due to the U.S. beef market situation combined with higher raw material costs.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the third quarter increased 9% to $360.9 million compared with $331.1 million last year.  The sales growth is primarily attributable to strengthening global demand for the Company’s broad product offering in all major regions of the world.  Excluding the $8.8 million positive effect of foreign currency translation, net sales would have increased 6%.  Operating profit for the third quarter was $54.4 million, or 15.1% of net sales, compared with $49.6 million, or 15.0% of net sales, in 2003.  The increase in operating profit was due to price increases implemented to help offset rising raw material costs and benefits from ongoing productivity initiatives.

Debt Redemption

The Company is exercising its right to redeem the entire outstanding principal amount of its 8.75% senior notes due July 1, 2008, or approximately $177.5 million.  The Company expects the redemption to be completed at a premium to the face amount of the notes, which will result in a net after-tax charge to the Company’s earnings in a range of approximately $0.18 to $0.20 per share in the fourth quarter of 2004.  The annual interest expense on the face amount of the debt to be redeemed is approximately $15.5 million.

New Accounting Standard

In July 2003, the Company issued $431.3 million of 3% convertible senior notes due in June 2033.  Subsequent to the issuance of the notes, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached a consensus on Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.”  It is anticipated that this new rule will become effective during the fourth quarter of 2004 and will require Sealed Air to include in the calculation of its diluted earnings per share approximately 6.2 million additional shares of common stock retroactive to the 2003 issuance date of the convertible senior notes.  The expected 2004 full year earnings dilution resulting from EITF Issue No. 04-08 would be approximately $0.09 per share.

Earnings Guidance

The Company continues to operate at levels consistent with its outlook for the year and is proactively taking actions to enhance the fundamental strengths of the business.  As such, the Company expects results from operations to be within management’s earlier guidance for full year 2004 diluted earnings per common share of $2.60 to $2.70 excluding the combined impact of the planned debt redemption ($0.18 to $0.20), the restructuring charges ($0.07 to $0.10), and the new accounting standard ($0.09) discussed above.  An exhibit reconciling the Company’s earnings guidance is included with the supplementary financial information in this press release.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section.  A replay of the webcast will also be available on the web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (888) 202-2422 (domestic) or (913) 981-5592 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, November 3, 2004 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 924421.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, raw material and energy costs, the effects of animal and food-related health issues, tax, interest and exchange rates, the success of new products, restructuring charges, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended September 30		% Increase (Decrease)	Nine Months Ended September 30		% Increase (Decrease)
	2004	2003 (1)		2004 (1)	2003 (1)

Net sales by business segment: (2)
Food packaging	$583.3	$577.6	1	$1,716.5	$1,631.7	5
Protective packaging	360.9	331.1	9	1,064.5	965.4	10

Total net sales	944.2	908.7	4	2,781.0	2,597.1	7

Cost of sales	658.8	619.8	6	1,926.7	1,779.2	8

Gross profit	285.4	288.9	(1)	854.3	817.9	4

Marketing, administrative and development expenses	152.7	144.7	6	466.6	425.2	10

Operating profit	132.7	144.2	(8)	387.7	392.7	(1)

Interest expense	(39.0)	(43.4)	(10)	(115.0)	(92.7)	24

Other income, net	3.3	3.2	3	9.1	4.8	90

Earnings before income taxes	97.0	104.0	(7)	281.8	304.8	(8)

Income taxes	33.2	37.9	(12)	96.5	111.3	(13)

Net earnings	$63.8	$66.1	(3)	$185.3	$193.5	(4)

Net earnings ascribed to common shareholders	$63.76	$38.20	67	$185.29	$140.25	32

Basic earnings per common share (3)	$0.76	$0.45		$2.20	$1.66

Diluted earnings per common share (3)	$0.69	$0.41		$1.98	$1.50

Weighted average number of common shares outstanding:
Basic	83.78	84.87		84.36	84.53

Diluted	92.81	93.92		93.39	93.56

(1) For the quarter and nine months ended September 30, 2004, the amortization of certain capitalized senior debt issuance costs was included in interest expense. Previously, the amortization expense was included in administrative expenses. Prior periods have been adjusted to conform to the 2004 presentation.

(2) In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a wide variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(3) See the Supplementary Information included with this release for the calculation of basic and diluted earnings per common share.

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Basic EPS:
Numerator
Net earnings	$63.76	$66.05	$185.29	$193.52

Less: Excess of redemption price over book value of preferred stock (1)	—	(25.45)	—	(25.45)

Add: Excess of book value over repurchase price of preferred stock (2)	—	—	—	0.79

Less: Preferred stock dividends (1)	—	(2.40)	—	(28.61)

Net earnings ascribed to common shareholders - basic	$63.76	$38.20	$185.29	$140.25

Denominator

Weighted average number of common shares outstanding - basic	83.78	84.87	84.36	84.53

Basic earnings per common share	$0.76	$0.45	$2.20	$1.66

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic and diluted	$63.76	$38.20	$185.29	$140.25

Denominator

Weighted average number of common shares outstanding - basic	83.78	84.87	84.36	84.53

Effect of assumed issuance of asbestos settlement shares	9.00	9.00	9.00	9.00

Effect of assumed exercise of options	0.03	0.05	0.03	0.03

Weighted average number of common shares outstanding - diluted (3)	92.81	93.92	93.39	93.56

Diluted earnings per common share	$0.69	$0.41	$1.98	$1.50

(1) On July 18, 2003, the Company redeemed all of its outstanding shares of Series A convertible preferred stock at a redemption price of $51.00 per share and paid dividends accrued thereon from July 1, 2003 through July 17, 2003 in the aggregate amount of $2.40 million. The $51.00 per share redemption price included a $1.00 per share premium amounting to $25.45 million in the aggregate.

(2) The basic earnings per common share calculation for the nine months ended September 30, 2003 includes a $0.01 per share gain attributable to the repurchase of preferred stock. There were no such gains recognized for the quarter ended September 30, 2003 and for the quarter and nine months ended September 30, 2004, since all shares of outstanding preferred stock were redeemed during the third quarter of 2003 (see Note 1).

(3) In calculating diluted earnings per common share, the weighted average number of common shares for the quarters and nine months ended September 30, 2004 and 2003 assumes the issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s Annual report on Form 10-K for the year ended December 31, 2003, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

Supplementary Information

SEALED AIR CORPORATION

(Unaudited)

RECONCILIATION OF EARNINGS PER COMMON SHARE GUIDANCE FOR THE FULL
YEAR OF 2004

	Guidance range for the year ended December 31, 2004

Previously disclosed GAAP diluted earnings per common share range for 2004	$2.60	-	$2.70

2004 full year dilution resulting from the following:

(a) EITF Issue No. 04-08	($0.09)	-	($0.09)

(b) Planned debt redemption	($0.20)	-	($0.18)

(c) Restructuring charges	($0.10)	-	($0.07)

GAAP diluted earnings per common share range for 2004 after the effects of EITF Issue No. 04-08, debt redemption and restructuring charges	$2.21	-	$2.36

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended September 30

(Unaudited)

(In millions)

Business Segment Information and Capital Expenditures (4)

	Quarter Ended September 30,		Nine Months Ended September 30,
BUSINESS SEGMENT INFORMATION:	2004	2003 (1)	2004 (1)	2003 (1)

Operating profit (2)
Food Packaging	$78.4	$94.7	$225.7	$251.1
As a% of food packaging net sales	13.4%	16.4%	13.1%	15.4%

Protective Packaging	54.4	49.6	162.7	142.0
As a% of protective packaging net sales	15.1%	15.0%	15.3%	14.7%

Total segments	132.8	144.3	388.4	393.1

Unallocated corporate operating expenses (3)	(0.1)	(0.1)	(0.7)	(0.4)

Total	$132.7	$144.2	$387.7	$392.7
As a% of total net sales	14.1%	15.9%	13.9%	15.1%

Depreciation and amortization (2)
Food Packaging	$29.1	$27.8	$87.0	$83.5
Protective Packaging	15.3	15.1	46.4	45.8
Total	$44.4	$42.9	$133.4	$129.3

(1) For the quarter and nine months ended September 30, 2004, the amortization of certain capitalized senior debt issuance costs was included in interest expense. Previously, the amortization expense was included in administrative expenses. Prior periods have been adjusted to conform to the 2004 presentation.

(2) In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a wide variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(3) The Company has allocated global information technology costs directly to the operating segments in 2004. Previously these amounts were included within the unallocated corporate operating expenses. Results for 2003 have been adjusted to conform to the 2004 presentation.

CAPITAL EXPENDITURES:

For the nine months ended September 30, 2004	$77.2

For the nine months ended September 30, 2003	$76.8

For the year ended December 31, 2003	$124.3

(4) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

September 30, 2004 and December 31, 2003

(Unaudited)

(In millions of dollars)

Condensed Consolidated Balance Sheets

	September 30, 2004 (1)	December 31, 2003

ASSETS

Current Assets:

Cash and cash equivalents	$517.3	$365.0

Notes and accounts receivable, net of allowances for doubtful accounts	613.6	615.2

Inventories	406.0	371.2

Other current assets	74.3	76.4

Total current assets	1,611.2	1,427.8

Property and equipment:
Land and buildings	535.1	517.4
Machinery and equipment	1,895.7	1,823.6
Other property and equipment	132.1	131.7
Construction-in-progress	67.8	93.5
	2,630.7	2,566.2
Less accumulated depreciation and amortization	1,627.6	1,523.8
Property and equipment, net	1,003.1	1,042.4

Goodwill	1,944.4	1,939.5

Other assets	287.4	294.4

Total Assets	$4,846.1	$4,704.1

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

September 30, 2004 and December 31, 2003

(Unaudited)

(In millions of dollars)

Condensed Consolidated Balance Sheets

	September 30, 2004 (1)	December 31, 2003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$12.4	$18.2

Current portion of long-term debt	4.0	2.4

Accounts payable	217.2	191.7

Asbestos settlement liability	512.5	512.5

Other current liabilities	390.7	383.4

Income taxes payable	79.0	82.2

Total current liabilities	1,215.8	1,190.4

Long-term debt, less current portion	2,271.9	2,259.8

Deferred income taxes	33.6	34.9

Other liabilities	93.1	95.4

Total Liabilities	3,614.4	3,580.5

Total Shareholders’ Equity	1,231.7	1,123.6

Total Liabilities and Shareholders’ Equity	$4,846.1	$4,704.1

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.